UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 26, 2015

Echo Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Delaware	001-35218	41-1649949
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Wood Avenue South., Suite 302 Iselin, NJ	08830
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (732) 549-0128

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on August 20, 2015, Echo Therapeutics, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) informing the Company that it was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, the Company reported stockholders’ equity (deficit) of ($1,637,729). Further, as of August 20, 2015, the Company did not meet the alternative compliance standards relating to the $35,000,000 market value of listed securities or $500,000 net income from continuing operations.

This notification had no immediate effect on the Company’s listing on the Nasdaq Capital Market. Nasdaq provided the Company with 45 calendar days from the receipt of the Nasdaq letter to submit a plan to regain compliance with the minimum stockholders’ equity standard. If the Company’s plan to regain compliance was accepted, Nasdaq indicated that they may grant an extension of up to 180 calendar days from the date of the notification letter to evidence compliance.

On October 5, 2015, we submitted our plan to Nasdaq to regain compliance with the minimum stockholders’ equity standard. On October 26, 2015, based on our submission, Nasdaq granted the Company the maximum allowable 180 day extension to February 16, 2016 to evidence compliance with the listing standards.

There can be no assurance that the Company will be able to regain compliance. If the Company does not regain compliance, or if the Company fails to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that the Company's common stock will become subject to delisting. In the event of delisting, the Company expects that its stock would trade on the OTC Markets.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.
Dated: October 29, 2015	By: /s/ Alan W. Schoenbart
Alan W. Schoenbart
Chief Financial Officer